Exhibit 99.1
Press Release

Lincoln Educational Services Corporation Announces Upcoming Retirement of
Stephen M. Buchenot, Executive Vice President of Campus Operations

PARSIPPANY, NEW JERSEY, May 2, 2023.  Lincoln Educational Services Corporation (NASDAQ: LINC) announced today the upcoming retirement of Stephen M. Buchenot, Executive Vice President of Campus Operations. Mr. Buchenot joined the Company in 1992 and has held various positions, including Campus President and Regional Operations Manager, before becoming Executive Vice President of Campus Operations where he oversees the operations of all campuses and admissions.  Mr. Buchenot will continue in his role until June 2, 2023.

“On behalf of the Board of Directors, the leadership team, and our associates, I thank Steve for his dedication and many contributions to Lincoln Educational over these many years,” said Scott M. Shaw, the Company’s President and Chief Executive Officer and a Board member. “We greatly appreciate his commitment and leadership over the past 30+ years and wish him and his family much enjoyment and many years of happiness in his well-deserved retirement.”

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults career-oriented programs in five principal areas of study: automotive technology, health sciences, skilled trades, business and information technology, and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 22 campuses in 14 states under 4 brands: Lincoln College of Technology, Lincoln Technical Institute, Lincoln Culinary Institute and Euphoria Institute of Beauty Arts and Sciences. For more information, please go to www.lincolntech.edu.

Contact:

Lincoln Educational Services Corporation
Brian Meyers, CFO
973-736-9340
bmeyers@lincolntech.edu